201 N. Harrison St.	Mary Junck
Davenport, IA 52801	Chairman, President and Chief Executive Officer
www.lee.net	(563) 383-2100

January 23, 2012

Dear Lee Stockholders and Employees:

The comprehensive refinancing of Lee’s debt will go into effect on January 30, 2012.

The achievement will mark the successful conclusion of a process that began nearly a year ago in a difficult credit environment. The refinancing, along with our rapid digital growth, huge audiences, intensive sales culture and ongoing strong cash flow, will keep Lee on solid financial footing as we continue reshaping our company and improving our balance sheet.

The agreements extend our existing loan agreements to 2015 and 2017 on reasonable terms that preserve stockholders’ ownership interests with only 13% dilution. I am enclosing our news release with additional details.

As I noted in my letter of December 2, 2011, completion of the refinancing required a voluntary, prepackaged Chapter 11 process to bind a small minority of non-consenting creditors to agreements that had been reached with an overwhelming majority of lenders. The process did not affect employees, vendors, contractors, customers or any aspect of company operations.

Lee continues to be listed on the New York Stock Exchange, although the stock price currently remains below the minimum average closing price of $1 per share. We expect investor sentiment to improve with the conclusion of the refinancing. Regardless, NYSE rules allow the cure period to extend through Lee’s annual meeting in March 2012 because, if necessary, Lee could receive shareholder approval to enact a reverse stock split. If Lee stock were to be removed from the NYSE, it would be traded over the counter.

As you may have seen in our earnings report for the first quarter of our fiscal 2012, Lee continues to gain headway in a still-uneven economy. We expect revenue trends to improve slowly in 2012, as we press forward with more digital and print initiatives. Because of our intensive sales culture and evolving array of products, Lee has outpaced the industry in advertising revenue performance for 33 quarters in a row, and we expect to continue extending that string.

Even in a challenging economy, our print and digital media attract huge audiences. Continual, extensive research shows that more than 80% percent of adults in our larger markets read or use our products each week, including two-thirds of 18- to 29-year-olds. We believe the statistics are even stronger in our smaller markets. That strength reflects the unique and indispensable role we have earned in our communities and reinforces our optimism for the future.

With deep appreciation for your continuing support,

Mary Junck
Chairman, President and Chief Executive Officer

Enc.: News release